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                                                Filed Pursuant to Rule 424(b)(5)
                                                             File Nos. 333-92315
                                                                and 333-92315-01

SUPPLEMENT DATED April 11, 2002 to
PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated April 5, 2002)


                           $547,500,000 (Approximate)

                      Conseco Finance Securitizations Corp.
                                     Seller

                              Conseco Finance Corp.
                             Servicer and Originator

                Manufactured Housing Contract Senior/Subordinate
                            Pass-Through Certificates
                                  Series 2002-1


                                  RISK FACTORS

     The following information replaces the information in the Prospectus Supplement dated April 5, 2002 under the heading "Risk Factors - Transfers of servicing may result in delays in distributions on the certificates."

Transfers of servicing may result in delays in distributions or losses on the certificates.

     If the servicing responsibilities for the trust were transferred to the backup servicer, delays in collections on the contracts are likely to result during the transition period. Those delays could result in delays in distributions or losses on the certificates. In addition, the backup servicer is entitled to receive expenses and indemnification from the trust. The amount of indemnification is limited to $100,000 per year, with a cap of $1 million. These expenses and indemnification payments would be made prior to any distributions on the certificates. The backup servicer is also entitled to additional indemnification payments subordinated to the certificateholders.


                         DESCRIPTION OF THE CERTIFICATES

     The following information replaces the information in the Prospectus Supplement dated April 5, 2002 in the first paragraph under the heading "Description of the Certificates - Distributions."

Distributions

     On each remittance date, except as otherwise noted, the trustee will apply the amount available to make distributions in the following order of priority:
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     (1)  o    to pay the monthly servicing fee to the servicer;

          o to pay the backup servicing fee and other expenses to the backup servicer;

          o to pay indemnification to the backup servicer of up to $100,000 per year, subject to a maximum of $1 million

     (2) to pay to the LIBOR Cap Counterparty, the cap provider fee (which is payable in the amount of $135,000 on each of the first 30 remittance dates);

     (3)  Class A interest;

     (4)  Class M-1-A and Class M-1-F interest pro rata;

     (5)  Class M-2 interest;

     (6)  Class B-1 interest;

     (7)  Class A principal;

     (8)  Class M-1-A and Class M-1-F principal pro rata;

     (9)  Class M-2 principal;

     (10) Class B-1 principal;

     (11) Class B-2 interest;

     (12) Class B-2 principal;

     (13) to pay any Unpaid Class M-1-A Basis Risk Carryover Shortfalls (as described under "--Class M-1-A and Class M-1-F Interest") to the basis risk reserve fund established by the trustee;

     (14) beginning on the first remittance date, the additional principal distribution to build overcollaterialization, to the Class A Certificateholders. If the purchase option is not exercised, additional principal distributions will be made to the Class M and Class B certificateholders, and then to the Class A certificateholders;

     (15) additional indemnification to the backup servicer, to the extent not covered by payments in step (1) above;

     (16) Class B-3I distribution amount; and

     (17) Class C distribution amount.


                              [END OF SUPPLEMENT.]